EXHIBIT 4.1



                             THE ROUSE COMPANY

             AMENDED AND RESTATED FIRST SUPPLEMENTAL INDENTURE

                     6.94% Notes due November 30, 2008

          THIS AMENDED AND RESTATED FIRST SUPPLEMENTAL INDENTURE, dated as of December 23, 2003 (the "Amended and Restated First Supplemental Indenture"), among THE ROUSE COMPANY, a Maryland corporation (the "Company"), and J.P. MORGAN TRUST COMPANY, National Association (as successor trustee to BANK ONE, National Association, formerly known as THE FIRST NATIONAL BANK OF CHICAGO), a national banking association duly organized under the laws of the United States, as trustee (herein, together with its permitted successors in the trusts hereunder, called the "Trustee") amends and restates the first Supplemental Indenture dated as of August 15, 2001, among the Company and the Trustee.

                                WITNESSETH:

          WHEREAS, the Company and the Trustee have heretofore executed and delivered an indenture, dated as of February 24, 1995, as first supplemented by a supplemental indenture dated August 15, 2001 (the "Indenture"), providing for the issuance from time to time of one or more series of the Company's notes;

          WHEREAS, pursuant to the Indenture, the Company has heretofore created a series of notes denominated 6.94% Notes due November 30, 2008 (the "Notes") and has issued to Teachers Insurance and Annuity Association of America ("TIAA") $58,000,000 principal amount of Notes;

          WHEREAS, Section 902 of the Indenture provides that with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each Series affected by a supplemental indenture, by Act of said Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of Securities of such series under this Indenture;

          WHEREAS, the Company and TIAA have determined to amend and restate the first supplemental indenture dated August 15, 2001, to make certain changes to the definitions and certain other terms applicable to the Notes;

          NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee hereby agree as follows:



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                                ARTICLE ONE

         RELATION TO INDENTURE; DEFINITIONS; RULES OF CONSTRUCTION

          SECTION 1.1 Relation to Indenture. This Amended and Restated First Supplemental Indenture constitutes an integral part of the Indenture.

          SECTION 1.2 Rules of Construction. For all purposes of this Amended and Restated First Supplemental Indenture:

          (a) capitalized terms used herein without definition shall have the meanings specified in the Indenture;

          (b) all references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Amended and Restated First Supplemental Indenture; and

          (c) the terms "herein", "hereof", "hereunder" and other words of similar import refer to this Amended and Restated First Supplemental Indenture.

                                ARTICLE TWO

                         MODIFICATIONS TO COVENANTS

     SECTION 2.1 Modifications to Existing Covenants and Additional
Covenants.

          (a) The covenant set forth in Section 1008 of the Indenture shall be modified with respect to the Notes as follows:

             (i) the Ratio Calculation shall be 1.7 to 1 (instead of 1.1 to 1);

             (ii) the Ratio Calculation shall be based on Total FFO and Total Interest Expense (instead of EBDT and Consolidated Interest Expense, respectively); and

             (iii) the Ratio Calculation and other covenant-related
                   calculations with respect to the Notes shall be based upon GAAP and the Company's segment accounting policies as reflected in the Financial Statements as prepared and provided in accordance with the Indenture.

          (b) All references in the Indenture to EBDT and Consolidated Interest Expense shall, with respect to the Notes, be deemed to mean (and be replaced by) Total FFO and Total Interest Expense, respectively.

          (c) The Ratio Calculation for the covenants set forth in Sections 801 and 1009 of the Indenture shall, with respect to the Notes, be 1.7 to 1 (instead of 1.1 to 1).

          (d) In addition to the modifications described above, the following additional covenants are, with respect to the Notes, added to Section 1008 of the Indenture:

             (i) The Company will not, and will not permit any Subsidiary (as to which the Company owns, directly or indirectly, more than 50% of the voting stock therein) to, incur any Debt if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of outstanding Total Debt would be greater than 65% of the sum of (i) the Gross Asset Value as of the end of the fiscal quarter prior to the incurrence of such additional Debt, plus (ii) any increase in the Gross Asset Value resulting from any acquisition completed after the end of such quarter, including, without limitation, any pro forma increase from the application of the proceeds of such additional Debt, less (iii) any decrease in the Gross Asset Value resulting from any disposition completed after the end of such quarter.

             (ii) The Company will not, and will not permit any Subsidiary (as to which the Company owns, directly or indirectly, more than 50% of the voting stock therein) to, incur any Secured Debt if, immediately after giving effect to the incurrence of such additional Secured Debt the aggregate principal amount of all outstanding Secured Debt would be greater than 55% until July 31, 2005, and 50% thereafter, of the sum of (i) the Gross Asset Value as of the end of the fiscal quarter prior to the incurrence of such additional Secured Debt, plus (ii) any increase in the Gross Asset Value resulting from any acquisition completed after the end of such quarter, including, without limitation, any pro forma increase from the application of the proceeds of such additional Secured Debt, less (iii) any decrease in the Gross Asset Value resulting from any disposition completed after the end of such quarter.

          (e) In addition to the modifications described above, the following sentence shall, with respect to the Notes, be added as the new final sentence of Section 802 of the Indenture:

               In addition to and notwithstanding the foregoing sentence, if the Company conveys or transfers the properties and assets of the Company substantially as an entirety in accordance with Section 801 to The Rouse Company LP, the predecessor Person shall not be relieved of any obligations and covenants under the Indenture and the Securities of this series and shall continue as (and the successor person shall not succeed to or be substituted for) the Company under this Indenture, but instead both the predecessor Person and The Rouse Company LP shall be jointly and severally liable for the obligations under this Indenture and the Securities of this series.

          SECTION 2.2 Defeasance. The Indenture contains provisions, which are applicable to the Notes, for defeasance at any time of (1) the entire indebtedness of the Notes or (2) certain restrictive covenants and Events of Default with respect to the Notes, in each case, upon compliance with certain conditions set forth in the Indenture.

          In addition to the covenants specified in Section 1303 of the Indenture, the defeasance provided under such Section shall be equally applicable to the covenants added to Section 1008 of the Indenture pursuant to paragraph (d) of Section 2.1 of this Amended and Restated First Supplemental Indenture. To the extent the covenants added to Section 1008 of the Indenture pursuant to paragraph (d) of Section 2.1 of this Amended and Restated Supplemental Indenture are defeased in accordance with the Indenture, the failure of the Company to comply with such covenants shall not be deemed to constitute or result in an Event of Default.

          SECTION 2.3 Events of Default.

          (a) With respect to the Notes, Clause (5) of Section 501 of the Indenture shall be replaced with the following:

          (5) a default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor) (including a default with respect to Securities of any series other than that series) having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted from the failure to pay such indebtedness at its maturity or shall have resulted in such indebtedness being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of that series a written notice specifying such default and requiring the Company to cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" hereunder; or

          SECTION 2.4 Modification of Certain Definitions. With respect to the Notes, the definitions set forth in Section 101 of the Indenture shall be modified as follows:

          "Assets Under Development" means land and improvements owned by a member of the Consolidated Group or an Investment Affiliate being developed for retail, office, mixed-use or other rental-income producing purposes which meet all four of the following criteria: (i) such project (or phase) has not yet been substantially completed; (ii) no rental income has yet been received; (iii) no certificate of occupancy has yet been issued for such project (or phase); and (iv) such project (or phase) is classified as construction in progress in accordance with GAAP.

          "Capital Stock" means shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, equivalent ownership interests in a Person which is not a corporation, and warrants or options to purchase any of the foregoing.

          "Cash Equivalents" means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by Standard & Poor's Rating Services (or any successor) or P-1 or better by Moody's Investors Service, Inc. (or any successor), or (iii) certificates of deposit issued by, and time deposits with, commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000.

          "Consolidated Group" means the Company and its Subsidiaries that are consolidated with the Company for financial reporting purposes under GAAP, and any other Person whose financial results are included using the proportionate share method under the Company's segment accounting policies in the Financial Statements.

          "Consolidated Group's Pro Rata Share" means, with respect to any Investment Affiliate, the percentage of the total ownership and financial interests held by the Consolidated Group, in the aggregate, in such Investment Affiliate as determined in accordance with the Company's segment accounting policies in the Financial Statements.

          "GAAP" means generally accepted accounting principles in the United States, consistent with the accounting principles utilized in preparing the Financial Statements in accordance with the Indenture.

          "Gross Asset Value" means, as of any determination date, the sum of the values of the following assets of the Consolidated Group, including the Consolidated Group's Pro Rata Share of the values of such assets of Investment Affiliates, based on the valuation methods set forth below:

     (a) with respect to all Retail Properties, the Net Operating Income attributable thereto for the most recent period of four full fiscal quarters for which financial results have been reported, divided by 0.0825;

     (b) with respect to all office, mixed-use and other income-producing properties other than Retail
          Properties, the Net Operating Income attributable thereto for the most recent period of four full fiscal quarters for which financial results have been reported, divided by 0.09;

     (c) with respect to the Summerlin, Nevada and Columbia, Maryland properties and any other properties relating to additional master-planned communities developed or acquired after November 21, 2003, 100% of the most recent current value thereof (without deduction for the value of the interests of the Hughes heirs therein under the Hughes Agreement) as set forth in appraisals prepared by Landauer Associates, Inc. (or another nationally recognized appraisal firm selected by the Company), provided that the Company will obtain updated appraisals thereof at least once during each fiscal year and also when, during any four consecutive full fiscal quarters, any such properties having an aggregate value in excess of 5% of Gross Asset Value as of the end of the last full fiscal quarter are sold or transferred;

     (d) 100% of the GAAP book value of all other land, all Assets Under Development and other non-income-producing properties (less the portion of such value attributable to minority interest holders);

     (e)  100% of the GAAP book value of cash and Cash
          Equivalents held by the Consolidated Group; and

     (f) 100% of the GAAP book value of current accounts receivable, net held by the Consolidated Group.

     Notwithstanding the preceding sentence, the contribution to the Gross Asset Value of those assets acquired in any acquisition will be calculated prior to the date ending on or after four full fiscal quarters subsequent to any such acquisition using the actual acquisition cost of such assets excluding actual transaction costs (without regard to any adjustments which may be made in determining book value under GAAP).

          "Hughes Agreement" means the Contingent Stock
     Agreement, effective as of January 1, 1996, by the Company in favor of and for the benefit of the holders and the representatives named therein, as the same may be amended.

          "Investment Affiliate" means any Person in which any member of the Consolidated Group, directly or indirectly, has an ownership interest, whose financial results are not included using the proportionate share method under the Company's segment accounting policies with the financial results of the Consolidated Group in the Financial Statements.

          "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code on any property leased to any Person under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination agreement in favor of another Person).

          "Net Operating Income" means, with respect to any Property, for any period, earnings from rental operations (computed in accordance with GAAP, but without deduction for reserves) attributable to such Property, plus depreciation, amortization, interest expense and deferred taxes with respect to such Property for such period, and, if such period is less than four full fiscal quarters, adjusted by straight lining ordinary operating expenses which are payable less frequently than once during every such period (e.g., real estate taxes and insurance). The amounts determined under the preceding sentence will be adjusted by adding back (i) the interests of the former Hughes owners pursuant to the Hughes Agreement that were excluded in determining such amounts and (ii) dividends or other distributions accrued with respect to such period on any preferred stock or other preferred security issued by the Company to the extent that such dividends or other distributions are treated as an operating expense under GAAP. "Net Operating Income" will be adjusted to include a pro forma amount thereof (as determined in good faith by the Company) for four full fiscal quarters for any Property placed in service during any quarter and to exclude any Net Operating Income for the prior four full fiscal quarters from any Property not owned as of the end of any quarter.

          "Person" means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

          "Property" means each parcel of real property owned or operated by any member of the Consolidated Group or any Investment Affiliate.

          "Retail Property" means a shopping center or other retail development containing more than one retail tenant in which at least 90% of the Net Operating Income from such center or development is attributable to retail uses.

          "Secured Debt" means, as of any determination date, the sum of:

             (i) the aggregate principal amount of all Debt of the Consolidated Group then outstanding (including only the Company's proportionate interest in the Debt of any Person whose financial results are included using the proportionate share method under the Company's segment accounting policies in the Financial Statements) which is secured by a Lien on any asset (including any Capital Stock) of any member of the Consolidated Group, including, without limitation, loans secured by mortgages, stock, or partnership interests, plus

             (ii) the Consolidated Group's Pro Rata Share of any Debt of an Investment Affiliate then outstanding which is secured by a Lien on any asset (including any Capital Stock) of such Investment Affiliate, without duplication of any such items.

     For purposes of the preceding sentence, "Debt" will (a) include, with respect to any Person, any loans where such Person is liable as a general partner or co-venturer less, in each case, the proportionate share of any other general or limited partners or co-venturers and (b) exclude any Debt due from any member of the Consolidated Group or any Investment Affiliate solely to one or more members of the Consolidated Group.

          "Subsidiary" means a Person more than 50% of the (1) outstanding voting stock or interest in which and/or (2) financial interest in which, is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For purposes of this definition, "voting stock" means stock or other interest which ordinarily has voting power for the election of directors or equivalent persons, whether at all times or only so long as no senior class of stock or other interest has such voting power by reason of any contingency.

          "Total Debt" means, as of any determination date,

             (i) all Debt of the Consolidated Group then outstanding (including only the Company's proportionate interest in the Debt of any Person whose financial results are included using the proportionate share method under the Company's segment accounting policies in the Financial Statements), plus

             (ii)  the Consolidated Group's Pro Rata Share of all
                   Debt of Investment Affiliates then
                   outstanding, without duplication of any such items.

     For purposes of the preceding sentence, "Debt" will (a) include, with respect to any Person, any loans where such Person is liable as a general partner or co-venturer less, in each case, the proportionate share of any other general or limited partners or co-venturers and (b) exclude any Debt due from any member of the Consolidated Group or any Investment Affiliate solely to one or more members of the Consolidated Group.

          "Total FFO" means, for any period, net earnings, as reported by the Consolidated Group in accordance with GAAP, excluding cumulative effects of changes in accounting principles, extraordinary or unusual items, gains or losses from debt restructurings and sales of properties, and deferred income taxes, plus depreciation and amortization and after adjustments for minority interests, and treating unconsolidated partnerships and joint ventures on the same basis, plus (i) distributions accrued with respect to such period on the 9-1/4% Cumulative Quarterly Income Preferred Securities (QUIPS) of Rouse Capital (Delaware statutory business trust), plus (ii) payments made and other amounts treated as an expense of the Company under GAAP with respect to such period pursuant to the Hughes Agreement (provided that no item of income or expense shall be included more than once in such calculation even if it falls within more than one of the above categories).

          "Total Interest Expense" means, for any period, the sum of (1) all interest expense of the Consolidated Group (less the proportionate share of interest expense of any minority interest holders), plus (2) the allocable portion (based on liability) of any interest expense on any obligation for which any member of the Consolidated Group is wholly or partially liable under repayment, interest carry or performance guarantees or other relevant liabilities, plus
     (3) the Consolidated Group's Pro Rata Share of any interest expense on any Debt of any Investment Affiliate, whether recourse or non-recourse (provided that no expense shall be included more than once in such calculation even if it falls within more than one of the foregoing categories, and provided, further, that no interest expense on Debt due from one member of the Consolidated Group solely to another member of the Consolidated Group shall be included in determining Total Interest Expense). For purposes of the preceding sentence, interest expense will be determined in accordance with GAAP and will exclude any amortization of debt issuance costs.

                               ARTICLE THREE

                       ISSUANCE AS GLOBAL SECURITIES

          The 6.94% Notes may be issued in whole or in part in the form of one or more Global Securities payable to CEDE & Co. that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, or any other depositary or nominee thereof.



                                ARTICLE FOUR

                          MISCELLANEOUS PROVISIONS

          SECTION 4.1 Ratification. The Indenture, as supplemented and amended by this Amended and Restated First Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

          SECTION 4.2 Counterparts. This Amended and Restated First Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

          SECTION 4.3 GOVERNING LAW. THIS AMENDED AND RESTATED FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

          SECTION 4.4 Effective Date. The effective date of this Amended and Restated First Supplemental Indenture shall be December 23, 2003.


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          IN WITNESS WHEREOF, we have set our hands (or executed this
Amended and Restated Supplemental Indenture as a deed, in the case of the Company) as of the date first written above.

                                            Executed as a deed by,

                                            THE ROUSE COMPANY,
                                            as Company

                                            By:   /s/ Patricia H. Dayton
                                               -------------------------------
                                               Name:  Patricia H. Dayton
                                               Title: Senior Vice President


                                            J.P. MORGAN TRUST
                                            COMPANY, NATIONAL ASSOCIATION
                                            as Trustee

                                            By:   /s/ Melissa Wilman
                                               -------------------------------
                                               Name:  Melissa Wilman
                                               Title: Vice President